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SUPPLEMENT
(To Prospectus Supplement dated February 25, 2002
to Prospectus dated February 25, 2002)


                           $287,626,678 (Approximate)
                    STRUCTURED ASSET SECURITIES CORPORATION
               Mortgage Pass-Through Certificates, Series 2002-4H


   Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated February 25, 2002 (the "Prospectus Supplement"), the ERISA Considerations subsection in the Summary of Terms section on page S-5 of the Prospectus Supplement is hereby amended by adding "Class B1, Class B2, Class B3 and" before "Class R" in the parenthetical. In addition, notwithstanding anything to the contrary in the Prospectus Supplement, the ERISA Considerations section on page S-68 of the Prospectus Supplement is amended and restated in its entirety as follows:

   The Senior Certificates (other than the Class R Certificate) are eligible for relief under an individual exemption issued to Lehman Brothers Inc. (Prohibited Transaction Exemption ("PTE") 91-14 et al.; Exemption Application No. D-7958 et al., 56 Fed. Reg. 7413 (1991) as amended by PTE 97-34, Exemption Application No. D-10245 and D-10246, 62 Fed. Reg. 39021 (1997) and PTE 2000-
58, Exemption Application No. D-10829, 65 Fed. Reg. 67765 (2000)) (the "Exemption"), and may be purchased by an employee benefit plan or other retirement arrangement that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Code or substantially similar rules under state, local or other federal laws ("Similar Law") (collectively, a "Plan") and that is an "accredited investor" within the meaning of Rule 501(a)(1) of Regulation D of the Commission under the Securities Act of 1933, or by a person investing on behalf of or with plan assets of such a plan or arrangement. None of the Offered Subordinate Certificates may be purchased by a Plan. A fiduciary of any employee benefit plan or other retirement arrangement subject to ERISA, the Code or Similar Law should carefully review with its legal advisors whether the purchase or holding of Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Code or Similar Law. See "ERISA Considerations" in the accompanying Prospectus for a description of the requirements for relief under the Exemption.

   The rating of a Senior Certificate (other than the Class R Certificate) may change. If a Class of Senior Certificates (other than the Class R Certificate) no longer has a rating of at least AA- or Aa3 (the lowest permitted rating), Certificates of that Class will no longer be eligible for relief under the Exemption, and consequently may not be purchased by or sold to a Plan (although a Plan that had purchased a Certificate of that Class when the Class had a permitted rating would not be required by the Exemption to dispose of
it).

   Because the characteristics of the Class R Certificate and the Offered Subordinate Certificates do not meet the requirements of the Exemption, a Plan may have engaged in a prohibited transaction or incur excise taxes or civil penalties if it purchases and holds the Class R Certificate or any Offered Subordinate Certificate. Consequently, transfers of the Class R Certificate or any Offered Subordinate Certificate will not be registered by the Trustee unless the Trustee receives either:

   o a certificate containing a representation from the transferee of the Class R Certificate or any Offered Subordinate Certificate, acceptable to and in form and substance satisfactory to the Trustee, that the transferee is not a plan, or a person acting on behalf of a Plan or using a Plan's assets to effect the transfer; provided that in the case of a transfer of an Offered Subordinate Certificate which is a Book-Entry Certificate, the transferee will be deemed to have made such representation; or

   o an opinion of counsel satisfactory to the Trustee that the purchase and holding of the Class R Certificate or any Offered Subordinate Certificate by a Plan, or any person acting on behalf of a Plan or using a Plan's assets, will not result in the assets of the Trust Fund being deemed to be "plan assets" and subject to the prohibited transaction requirements of ERISA, the Code or Similar Law, and will not subject the Trustee to any obligation in addition to those undertaken in the Trust Agreement.

   All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

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                  The date of this Supplement is July 1, 2002.